Exhibit 5.1

Squire Sanders (US) LLP 221 E. Fourth St., Suite 2900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squiresanders.com

May 2, 2013

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of 20,000,000 Depositary Shares (the “Depositary Shares”), each representing ownership of 1/1,000th of a share of the Company’s Series H Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), pursuant to a registration statement on Form S-3 (Registration No. 333-173636) (the “Registration Statement”), a final prospectus supplement (including base prospectus) dated as of April 29, 2013 (the “Prospectus”) and the Deposit Agreement, dated as of May 2, 2013, among the Corporation, U.S. Bank National Association, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

We have examined such documents, including the Registration Statement, the Prospectus, the Deposit Agreement and the depositary receipts described therein, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

U.S. Bancorp

May 2, 2013

Our opinions expressed above are limited to the laws of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2013, and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Squire Sanders (US) LLP